Exhibit 99.1

February 14, 2019

Carrols Restaurant Group, Inc. Names Markus Hartmann as General Counsel

SYRACUSE, N.Y.--(BUSINESS WIRE)--Feb. 14, 2020-- Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced that it has appointed Markus Hartmann as the Company’s Vice President and General Counsel effective February 18, 2020.

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “Markus is a great addition to the Carrols executive team and we look forward to benefiting from his varied industry experiences and history of effective leadership. We are excited for Markus to be joining us as we strengthen Carrols' foundation of operating two world-class brands with significant scale advantages and execute on growth opportunities across our multiple attractive markets. We look forward to his building on the existing foundation of excellence provided by our legal team.”

Accordino concluded, “We would also like to thank Bill Myers for his 19 years at Carrols and for serving as our General Counsel since 2012. Bill will serve in a transitionary role for a period of time after February 18, 2020.”

Mr. Hartmann is a business-oriented legal leader with experience in both public and private companies. He has practiced law in both domestic and international settings. Markus is a driven executive with experience as both a commercial and legal leader, with a distinguished career spanning more than three decades.

Mr. Hartmann most recently was the Vice President for Technical Compliance at Mercedes-Benz Research & Development North America, Inc. (a Daimler Company) (XETR: DDAIF). During his tenure, he was responsible for establishing the technical compliance function in North America for Daimler’s passenger car and vans division. Mr. Hartmann previously served as the North American General Counsel for Sandoz, Inc. (a division of Novartis) (NYSE: NVS), as well as the European and North American General Counsel for Reckitt Benckiser (LSE:RB) while living and working as an expatriate in the Netherlands.

Earlier in his career, Mr. Hartmann flew CH-46 Helicopters as a Marine pilot during Desert Shield/Storm. After graduating from law school, then Major Hartmann was designated a Judge Advocate in the Marine Corps Reserve and served as the Staff Judge Advocate to the commander of the Combined Joint Task Force – Horn of Africa (Djibouti) in 2005. Mr. Hartmann retired from the Marine Corps Reserve at the rank of Colonel in 2014.

He holds a JD from Harvard Law School, an MBA from Le Moyne College and a BA from The Colorado College.

About the Company

Carrols is one of largest restaurant franchisees in the United States, and currently operates 1,100 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,035 BURGER KING® restaurants and also operating 65 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

 Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

View source version on businesswire.com: https://www.businesswire.com/news/home/20191125005246/en/

Source: Carrols Restaurant Group, Inc.

Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com